Exhibit 99.1

Plains All American Pipeline, L.P. and Plains GP Holdings Announce Appointment of New Board Member

HOUSTON, July 27, 2022 - Plains All American Pipeline, L.P. (Nasdaq: PAA) and Plains GP Holdings (Nasdaq: PAGP) today announced that Ellen R. DeSanctis has been appointed, effective August 15, 2022, as an independent member of the Board of Directors of PAA GP Holdings LLC (“GP Holdings”) serving in Class I. She will also serve as a member of the Audit Committee and Health, Safety, Environmental and Sustainability Committee. The GP Holdings Board has responsibility for managing the business and affairs of PAA and PAGP.

“We are pleased to welcome Ellen to our Board,” said CEO Willie Chiang. “With over 40 years of experience in the upstream energy sector, Ellen has a wealth of operations, technical, strategic planning and corporate communications expertise. We believe that her diverse, strategic and stakeholder-focused background will bring a valuable perspective to the Board, especially in the areas of energy transition and sustainability. We look forward to working with Ellen on our Board.”

Ms. DeSanctis has over 40 years of industry experience, most recently serving as Senior Vice President of Corporate Relations for ConocoPhillips, where she worked from 2012 until her retirement in 2022. She previously held various positions relating to corporate communications and strategic development and planning for a number of upstream energy companies, including Petrohawk Energy Corporation, Rosetta Resources, Burlington Resources and ARCO. She also serves as a member of the board of directors of St. Agnes Academy in Houston and served as past chair of the Girl Scouts of San Jacinto Council. Ms. DeSanctis has a BA in Geology from Princeton University and an MBA from UCLA.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil and natural gas liquids ("NGL"). PAA owns an extensive network of pipeline gathering and transportation systems, in addition to terminalling, storage, processing, fractionation and other infrastructure assets serving key producing basins, transportation corridors and major market hubs and export outlets in the United States and Canada. On average, PAA handles more than 6 million barrels per day of crude oil and NGL.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. For more information, please visit www.plains.com.

Contacts:

Michael Gladstein
Director, Investor Relations
(866) 809-1291

Karen Rugaard

Sr. Manager, Government & Public Affairs

Plains All American

(866) 809-1290